Exhibit 23.1

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-130237, 333-157945, 333-164569 and 333-171984) pertaining to the Cynosure 1992 Stock Option Plan, Cynosure 2004 Stock Option Plan, and the Cynosure 2005 Stock Incentive Plan of our report dated September 8, 2011, with respect to the consolidated statements of assets acquired and liabilities assumed of the aesthetic laser business of Hoya Photonics, Inc. as of March 31, 2011 and 2010, and the related consolidated statement of revenues and direct expenses for the years then ended included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

San Jose, California

September 8, 2011